This filing is made pursuant
to Rule 424(b)(2) under
the Securities Act of
1933 in connection with
Registration No. 333-106320

PROSPECTUS SUPPLEMENT

(To the prospectus dated March 19, 2004)

$500,000,000

4.75% Notes due July 1, 2009

We are offering $500,000,000 aggregate principal amount of 4.75% Notes due July 1, 2009. We will pay interest on the notes semiannually on January 1 and July 1, beginning January 1, 2005. The notes are not guaranteed and are unsecured and unsubordinated obligations ranking equally with our other unsecured and unsubordinated debt obligations from time to time outstanding. We may not redeem the notes before the maturity date listed above.

We do not intend to list the notes on any securities exchange and the notes will not have an established trading market when issued.

	Per Note	Total

Public offering price	99.512%	$497,560,000

Underwriting discount(1)	.350%	$1,750,000

Proceeds to us	99.162%	$495,810,000

(1) See “Use of Proceeds.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be delivered on or about June 18, 2004, through the book-entry facilities of The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System.

Joint Bookrunning Managers

BANC OF AMERICA SECURITIES LLC	CITIGROUP	CREDIT SUISSE FIRST BOSTON

Senior Co-Manager

TOKYO-MITSUBISHI INTERNATIONAL PLC

Co-Managers

HSBC	SCOTIA CAPITAL

The date of this Prospectus Supplement is June 15, 2004.

USE OF PROCEEDS
DESCRIPTION OF THE NOTES
UNDERWRITING
Summary
Where You Can Find More Information
The Company
American International Group, Inc.
Use of Proceeds
Prospectus Supplement
Description of Debt Securities
Plan of Distribution
Experts
Legal Matters

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the base prospectus, gives more general information, some of which may not apply to the notes we are offering.

      If the description of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not offering to sell the notes in any state where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date later than June 15, 2004.

      We include cross references in this prospectus supplement to captions in the accompanying prospectus and this prospectus supplement where you can find further related discussions. The following table of contents tells you where to find these captions.

Prospectus Supplement

Page

Use of Proceeds	S-3

Description of the Notes	S-3

Underwriting	S-6

Prospectus

USE OF PROCEEDS

      The net proceeds from the sale of the notes, after reimbursement of $250,000 to us by the underwriters and expenses of approximately $100,000, is estimated to be $495,960,000. We intend to use the net proceeds to repay maturing commercial paper and for general corporate purposes. As of June 14, 2004, we had approximately $2.95 billion of commercial paper outstanding with a weighted average interest rate of approximately 1.07%.

DESCRIPTION OF THE NOTES

      The following information about the notes should be read together with the information under “Description of Debt Securities” in the accompanying prospectus. We will issue the notes under an Indenture dated as of November 1, 2000 (the “Indenture”), between us and The Bank of New York, as Trustee (the “Trustee”), as amended. The notes will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Description of the Notes

      The notes will mature on July 1, 2009 and will bear interest at the yearly rate of 4.75% from June 18, 2004. We will pay interest on the notes twice each year on each January 1 and July 1, beginning on January 1, 2005, to the persons in whose names the notes are registered on the close of business on the preceding December 15 and June 15, respectively. However, we will pay interest payable on July 1, 2009 to the persons to whom principal on the notes will be paid. We will compute interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

      We may, from time to time, issue additional notes with the same terms (except the issue price and issue date but including maturity and interest payment terms) without the consent of the existing holders of the notes. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the prospectus supplement therefor.

      The notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

Book-Entry

      The following information should be read together with the information under “Description of Debt Securities — Global Securities” in the accompanying prospectus. Investors may elect to hold interests in the Global Security representing the notes through either The Depository Trust Company, as depositary (the “Depositary”) (in the United States) or through Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, collectively, the “U.S. Depositaries”).

      Clearstream advises that it is incorporated as a limited liability company under the laws of Luxembourg. Clearstream is owned by Cedel International and Deutsche Bourse AG.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream Participants are limited to securities brokers and dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly. Clearstream is an Indirect Participant in the Depositary. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. to facilitate settlement of trades between Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

      Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by Clearstream.

      Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

      The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the

Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

      Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

      Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the rules of the Depositary on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

      Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the notes by or through a Clearstream Participant or a Euroclear Participant to a Depositary Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

      Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

UNDERWRITING

      We have agreed to sell the notes, subject to the terms and conditions set forth in the underwriting agreement (the “Underwriting Agreement”) between us and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Tokyo-Mitsubishi International plc, HSBC Securities (USA) Inc. and Scotia Capital (USA) Inc. (the “Underwriters”), to the Underwriters, each of which has severally agreed to purchase from us the principal amount of the notes set forth next to each Underwriter’s name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and also that the Underwriters will be obligated to purchase all of the notes if any are purchased.

Underwriter	Principal Amount of Notes

Banc of America Securities LLC	$150,000,000

Citigroup Global Markets Inc.	150,000,000

Credit Suisse First Boston LLC	150,000,000

Tokyo-Mitsubishi International plc	20,000,000

HSBC Securities (USA) Inc.	15,000,000

Scotia Capital (USA) Inc.	15,000,000

Total	$500,000,000

      The Underwriters initially propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement and to some dealers at a price that represents a concession not in excess of .15% of the principal amount of the notes. The Underwriters may allow, and any of these dealers may reallow, a concession not in excess of .10% of the principal amount of the notes to some other dealers. After the initial offering of the notes, the Underwriters may, from time to time, vary the offering price and the selling terms.

      We estimate that our expenses associated with the offer and sale of the notes will be $100,000.

      We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as specified in the Underwriting Agreement.

      The notes are a new issue of securities and do not have an established trading market. The Underwriters may purchase and sell the notes in the secondary market from time to time, but are not obligated to do so and may discontinue market making at any time without notice. We cannot give any assurances that there will be a secondary market for the notes.

      In connection with the offering of the notes, Banc of America Securities LLC, Citigroup Global Markets Inc. and Credit Suisse First Boston LLC, on behalf of the Underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the Underwriters pursuant to the Underwriting Agreement, which creates a short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when Banc of America Securities LLC, Citigroup Global Markets Inc. or Credit Suisse First Boston LLC, in covering syndicated short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

      Each Underwriter and each of its affiliates has (1) not offered or sold, and, prior to the expiration of a period of six months from the date of issue of the notes, will not offer or sell any notes to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted in and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended); (2) complied, and will comply, with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (3) only communicated, or caused to be communicated, and will only communicate, or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us.

      In the ordinary course of business, the Underwriters have engaged and may in the future engage in investment and/or commercial banking transactions with us and certain of our affiliates.

      We have been advised by certain of the Underwriters that they may make the notes available for distribution on the Internet through a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. We have also been advised by certain of the Underwriters that Market Axess Inc. is providing the system as a conduit for communications between certain of the Underwriters and their customers and is not a party to any transactions. We have also been advised by certain of the Underwriters that Market Axess Inc. is a registered broker-dealer and will receive compensation from certain of the Underwriters based on transactions conducted through the system. We have been advised by certain of the Underwriters that they will make the notes available to their customers through the Internet on the same terms as distributions of the notes made through other channels. Other than this prospectus supplement, the accompanying prospectus and any registration statement of which they form a part, each in electronic format as filed with the Securities and Exchange Commission, the information on any web site is not a part of this prospectus supplement, the accompanying prospectus or any registration statement of which they form a part.

      Tokyo-Mitsubishi International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

PROSPECTUS

       By this prospectus, we may offer:

Debt Securities

          These securities will have an aggregate offering price of up to $5,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. We may offer these securities in one or more series, with the same or different maturity dates, and at par or with an original issue discount.

      We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

      Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise. There are no assurances that there will be a secondary market for these securities. Unless stated otherwise in the accompanying prospectus supplement, we do not intend to list any of these securities on an exchange.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      You should rely only on the information contained in this prospectus or the prospectus supplement that we have referred you to. No one is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

The date of this prospectus is March 19, 2004

Summary

       This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the debt securities we are offering by this prospectus, you should carefully read this prospectus and the prospectus supplement that gives the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information” on page 5 for information on us and our financial statements.

International Lease Finance Corporation

      Our primary business is acquiring new and used commercial jet aircraft and leasing and selling those aircraft to domestic and foreign airlines. We also sell commercial jet aircraft for our own account, for the account of airlines and for others.

      We are an indirect wholly owned subsidiary of American International Group, Inc. We are incorporated in the State of California and maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

Ratio of Earnings to Fixed Charges

      Our ratio of earnings to fixed charges for the periods indicated are set forth below:

Years Ended December 31,

1999	2000	2001	2002	2003

1.82x	1.73x	1.79x	1.79x	1.69x

      We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consist of income before income taxes plus fixed charges (excluding capitalized interest), and “fixed charges” consist of interest expense and capitalized interest.

The Debt Securities We May Offer

      We may offer up to $5,000,000,000 in debt securities. We may sell the debt securities through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement and the pricing supplement, if one is used, will describe the specific amounts, prices and terms of the debt securities.

The Debt Securities

      We may from time to time offer debt securities which are unsecured and unsubordinated obligations of our Company. These debt securities will rank equally with all of our other unsecured and unsubordinated debt which, at December 31, 2003, aggregated approximately $19.5 billion.

      We have summarized the general features of the debt securities below. We encourage you to read the indenture which governs the debt. A copy of the indenture is incorporated by reference as Exhibit 4.1 to this Registration Statement and a copy of the first supplement to the indenture is incorporated by reference as Exhibit 4.2 to this Registration Statement. Both the indenture and the first supplement to the indenture are available to the public. See “Where You Can Find More Information.”

      The following are general indenture provisions that relate to the debt securities offered by this prospectus.

•	The indenture does not limit the amount of debt that we may issue or provide a holder of debt securities offered by this prospectus with any protection from the consequences of a highly leveraged transaction involving us.

•	The indenture allows us to merge or consolidate with another company, or sell all or substantially all of our assets to another company, subject to certain conditions. If these events occur, the other company will be required to assume our responsibilities on the debt and, in a merger or consolidation where we are not the surviving corporation or where we sell our assets substantially as an entirety, we will have no further liabilities or obligations with respect to the debt securities.

•	Upon our request to change an obligation created by the indenture, the holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt in that series. We may also amend or supplement the indenture for certain purposes without the consent of any holder of debt securities. However, to change any term relating to the payment of principal or interest for a series of debt securities, every holder in the affected series must consent.

•	Under certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the trustee to pay the obligations when due. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

      The following are events of default under the indenture:

•	Our failure to pay interest for 30 days.

•	Our failure to pay principal and any premium when due.

•	Our failure to make any sinking fund payment when due.

•	Our failure to perform covenants for 60 days after receipt of notice to cure.

•	Our failure to pay our debt under any mortgage or indenture of at least $50,000,000 when due and payable other than as a result of acceleration, or which becomes due upon acceleration which is not rescinded or such debt discharged, each within 30 days after written notice to us.

•	Certain events in bankruptcy, insolvency or reorganization.

•	Any other events of default relating to a specific series of debt securities and set forth in the prospectus supplement for those debt securities.

      If there is an event of default, the trustee or holders of at least 25% of the principal amount outstanding of a series may declare the principal immediately payable for that series. However, holders of a majority in principal amount of that series may cancel this declaration.

Where You Can Find More Information

       We file annual, quarterly and special reports with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 2003.

      The information filed by us with the SEC in the future will update and supersede this information.

      We also incorporate by reference any filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of the original filing of the registration statement, of which this prospectus is part, and until our offering is completed.

      You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Alan H. Lund
Vice Chairman and Chief Financial Officer
International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
Telephone: 310-788-1999

The Company

       We acquire new and used commercial jet aircraft for the purpose of leasing and selling such aircraft to domestic and foreign airlines. In terms of the number and value of transactions completed, we are a major owner-lessor of commercial jet aircraft. In addition, we resell commercial jet aircraft for our own account, for the account of airlines and for others. At December 31, 2003, we had committed to purchase 463 new and used aircraft deliverable through 2010 at an estimated aggregate purchase price of $26.2 billion, of which we anticipate taking delivery of approximately 102 aircraft in 2004 with an estimated aggregate purchase price of $5.0 billion. In addition, we have options to purchase 11 additional new aircraft deliverable through 2008 at an estimated aggregate purchase price of $704.8 million.

      We are an indirect wholly owned subsidiary of American International Group, Inc. (“AIG”).

      We are incorporated in the State of California. We maintain our principal executive offices at 10250 Constellation Boulevard, Suite 3400, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

American International Group, Inc.

       AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG’s primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement savings and asset management. The common stock of AIG is listed on the New York Stock Exchange, among others.

      Neither AIG nor any of its subsidiaries will be a co-obligor or guarantor of the debt securities.

Use of Proceeds

       We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include our purchases of aircraft. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

Prospectus Supplement

       The prospectus supplement provides the specific terms of the debt securities and may differ from the general information provided in this prospectus. You should rely on the prospectus supplement if the information we provide in it is different from the information contained in this prospectus.

Description of Debt Securities

       We may offer unsecured and unsubordinated debt securities (the “Debt Securities”) under an indenture dated as of November 1, 2000, as amended (the “Indenture”), between us and The Bank of New York, as trustee (the “Trustee”). The following is a summary of the material provisions of the Debt Securities and of the Indenture. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. A copy of the Indenture is incorporated by reference as an Exhibit to this Registration Statement. See “Where You Can Find More Information.”

General

      The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness which, at December 31, 2003, aggregated approximately $19.5 billion. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series, with the same or various maturities, at par, or with original issue discount. The prospectus supplement will describe any Federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

      The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities:

(1)	the title;

(2)	any limit on the aggregate principal amount of a particular series;

(3)	to whom interest on the Debt Securities should be paid if other than the registered owner;

(4)	the date or dates on which we agree to pay principal;

(5)	the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

(6)	the place or places where principal and interest will be payable, or the method of such payment;

(7)	the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

(8)	any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

(9)	the currency or currencies in which we agree to make payments on Debt Securities;

(10)	the method of determining amounts of principal, any premium and interest payable on the Debt Securities if these amounts are calculated in reference to an index;

(11)	the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

(12)	whether we will issue the debt securities in certificates or book-entry form (see “Certificated Securities” and “Global Securities” below);

(13)	additional Events of Default (as defined under the heading “Events of Default” below), if any; and

(14)	any additional terms.

Payment of Interest and Exchange

      We will issue the Debt Securities of each series either in the form of one or more global securities (each a “Global Security”) registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the “Depositary”), or as a certificate issued in definitive registered form (a “Certificated Security”), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the Borough of Manhattan, City and State of New York or at any paying agency maintained by the Company for that purpose as described under “Global Securities” below. We may provide at our option for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

Certificated Securities

      A holder may present Certificated Securities for transfer or exchange at the Trustee’s office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

Global Securities

      Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co., as nominee of the Depositary. Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depositary or a nominee of the Depositary unless it is exchanged first for a Certificated Security.

      The information under the headings “The Depositary” and “Book-Entry System” in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources we believe to be reliable.

The Depositary

      The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

      The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of the Depositary and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about the Depositary can be found at www.dtcc.com.

      The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Those laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

      We anticipate that the following provisions will apply to all depositary arrangements unless the prospectus supplement states otherwise.

      Ownership of beneficial interests in Debt Securities will be limited to Direct Participants or Indirect Participants.

      Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, to the accounts of the applicable Direct Participants, the respective principal amounts of the Debt Securities represented by such Global Security. The accounts to be credited will be designated by any underwriters or agents participating in the distribution of those Debt Securities. Purchases of Debt Securities under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depositary’s records. The ownership interest of each actual purchaser of Debt Securities will be recorded on the Direct Participants’ and Indirect Participants’ records. We refer to these actual purchasers as “Beneficial Owners.” The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of the Beneficial Owners that are their customers.

      Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but we expect Beneficial Owners to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

      So long as the Depositary or its nominee is the registered owner of a Global Security, it will be considered the sole owner or holder of the Debt Securities represented by that Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

      We will make payments of principal, premium, if any, and interest on book-entry Debt Securities to the Depositary or its nominee, as the registered owner of the Global Security representing such Debt Securities. Neither we nor the Trustee or any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security, or with respect to maintaining, supervising or reviewing any records relating to a beneficial ownership interest.

      We expect that the Depositary, upon receipt of any principal, premium or interest payment, will immediately credit Direct Participants’ accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depositary. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, and accordingly will be the responsibility of the Direct and Indirect Participants.

      As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds.

      We expect that the forwarding of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect from time to time. Neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities unless authorized by a Direct Participant in accordance with the Depositary’s procedures. We are advised that the Depositary’s usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.’s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date, which will be identified in a listing attached to the omnibus proxy.

      In the event the Depositary is unwilling or unable to continue as Depositary for a series of Debt Securities and we do not appoint a successor Depositary within 90 days, we will issue the Debt Securities in certificated form in exchange for the Global Security.

      We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing those Debt Securities.

Certain Covenants of the Company

      Restrictions on Liens. We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any mortgage, as defined under the heading “Certain Definitions” below:

•	upon any of our property or the property of any Restricted Subsidiary, as defined under the heading “Certain Definitions” below, or

•	upon any shares of any Restricted Subsidiary,

without ensuring that the Debt Securities are equally and ratably secured. We may also choose to secure our other indebtedness and the indebtedness of a Restricted Subsidiary ranking equally with the Debt Securities at the time we secure the Debt Securities. This limitation does not apply to:

(1)	mortgages existing on November 1, 2000;

(2)	certain mortgages securing all or a part of the purchase price of property, other than property acquired for lease to another person;

(3)	mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

(4)	mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

(5)	mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety, including acquisition by merger or consolidation;

(6)	any replacement of any of the items listed in clauses (1) through (5) above, provided that the principal amount of the indebtedness secured by the mortgage may not be increased and the principal repayment schedule and maturity may not be extended and the mortgage is limited to the same property subject to the mortgage replaced or property substituted therefor;

(7)	liens in connection with certain legal proceedings;

(8)	liens for certain taxes or assessments, landlord’s liens and charges incidental to the conduct of our business or the ownership of property and assets by ourselves or a Restricted Subsidiary, if the liens are not incurred in connection with the borrowing of money and do not, in our opinion, materially impair the use of that property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of that property; and

(9)	mortgages not otherwise excepted above which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of Restricted Subsidiaries secured by mortgages and not listed in clauses (1) through (8) above, do not exceed 12.5% of our Consolidated Net Tangible Assets, as defined under the heading “Certain Definitions” below.

      Restrictions as to Dividends and Certain Other Payments. We may not pay or declare any dividend or make any distributions on any of our capital stock, except certain stock and other distributions, or make any payment ourselves or through any Restricted Subsidiary to acquire or retire shares of stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

(1)	we have failed to pay interest on the Debt Securities of that series when due and continue not to pay for 30 days;

(2)	we have failed to pay the principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption, or when due by declaration or otherwise; or

(3)	we have failed to deposit any sinking fund payment with respect to Debt Securities of that series when and as due.

      Restrictions on Investments in Non-Restricted Subsidiaries. We will not, nor will we permit any Restricted Subsidiary to, invest in or transfer assets to a Non-Restricted Subsidiary if immediately after the transfer we would be in breach of or default under the Indenture.

      Limited Covenants in the Event of a Highly Leveraged Transaction. Other than our covenants included in the Indenture described above and as described below in “Merger and Sale of Assets,” there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

Certain Definitions

      Certain significant terms which are defined in the Indenture are set forth below:

      “Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

(1)	all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof, shareholder’s equity and reserves for deferred income taxes,

(2)	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on our balance sheet, and

(3)	investments and equity in the net assets of Non-Restricted Subsidiaries.

      “Mortgages” means any mortgage, pledge, lien or other encumbrance of any nature upon any property of ours or any Restricted Subsidiary.

      “Non-Restricted Subsidiary” means (1) any Subsidiary designated as non-restricted by our Board of Directors in accordance with the Indenture, and (2) any other Subsidiary of which one or more Non-Restricted Subsidiaries owns, directly or indirectly, the majority of the voting stock, if a corporation, or, if a limited partnership, in which the Non-Restricted Subsidiary is a general partner.

      “Restricted Subsidiaries” means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

      “Subsidiary” means any corporation, partnership or trust of which we or a Subsidiary own, or we together with one or more Subsidiaries own, directly or indirectly, more than 50% of the Voting Stock.

Merger and Sale of Assets

      We may consolidate with or merge into any other Person (as defined in the Indenture) or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety if the following conditions are satisfied:

(1)	the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

(2)	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)	if our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, each of ourselves and such entity have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

      Upon such consolidation, merger or conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of such a lease, we will be relieved of all obligations under the Indenture.

Amendment, Supplement and Waiver of the Indenture

      We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by ourselves and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

(1)	cause a change in the stated maturity of principal or any installment of principal or interest on any Debt Security;

(2)	reduce the principal amount payable or the rate of interest thereon or any premium payable upon the redemption of the Debt Security;

(3)	change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration);

(4)	change the time for payment of any interest on any Debt Security;

(5)	make any Debt Security payable in a currency other than that stated in the Debt Security; or

(6)	reduce the stated percentage of principal amount of Debt Securities whose holders must consent to such amendment, supplement or waiver.

      We, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for purposes including:

(1)	to evidence our succession by another corporation;

(2)	to add covenants or additional Events of Default for the benefit of the holders of all or any series of Debt Securities;

(3)	to cure any ambiguity;

(4)	to correct any provision of the Indenture inconsistent with other provisions or make any other provision which does not adversely materially affect the interests of the holders of Debt Securities; or

(5)	to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision.

Events of Default

      The Indenture defines an Event of Default as being any one of the following occurrences:

(1)	our failure to pay interest on the Debt Securities of that series when due and the continuation of our failure to pay for 30 days;

(2)	our failure to pay the principal and premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

(3)	our failure to deposit any sinking fund payment for that series of Debt Securities when and as due;

(4)	our default in the performance of any other covenant contained in the Indenture (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice;

(5)	our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $50,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $50,000,000 or more becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness for

borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of ourselves and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

(6)	certain events in bankruptcy, insolvency or reorganization; or

(7)	any other events of default provided with respect to the Debt Securities.

      If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

      The holder of any Debt Security of a series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

(1)	the holder previously gives the Trustee written notice of an Event of Default,

(2)	the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have also made such written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee, and

(3)	the Trustee for 60 days shall have failed to institute such proceeding.

However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder’s consent.

      The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

      We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether any default under the Indenture occurred during the fiscal year.

Defeasance and Covenant Defeasance

      We may discharge our obligations under the Indenture with respect to any series of Debt Securities other than:

1. our obligation to register, transfer and exchange certificated Debt Securities;

2. our obligations with respect to mutilated, destroyed, lost or stolen certificated Debt Securities;

3. our obligations to maintain an office or agency in the place designated for payment of the Debt Securities and with respect to the treatment of funds held by paying agents; and

4. certain obligations to the Trustee.

      We refer to this as a “defeasance.” We may also be released from the restrictions described under the heading “Certain Covenants of the Company” above and any other restrictions identified in the applicable prospectus supplement with respect to a series of Debt Securities. We refer to this as “covenant defeasance.”

      The conditions we must satisfy for defeasance or covenant defeasance include the following:

A.	We must have irrevocably deposited with the Trustee or another satisfactory trustee, trust funds for the payment of the Debt Securities of that series. The trust funds must consist of money or U.S. Government Obligations, as defined below, or a combination thereof, which will be in an amount sufficient without reinvestment to pay at maturity or redemption the entire amount of principal, premium, if any, and interest on the Debt Securities of that series.

B.	No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Debt Securities of that series has occurred and is continuing on the date we make the deposit and, for certain purposes, has occurred during the period ending on the 123rd day after the date of the deposit, or any longer preference periods.

C.	The defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest as referred to in the Indenture.

D.	The defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments or cause the Debt Securities of that series, if listed on a national securities exchange, to be delisted.

      In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable Federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance. The ruling must provide that the holders of the outstanding Debt Securities to be defeased will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance had not occurred.

      In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of the covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

      “U.S. Government Obligations” is defined in the Indenture as securities that are:

(a)	direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

      In either case, the U.S. Governmental Obligations may not be callable or redeemable at the option of the issuer, and shall also include a depositary receipt issued by a bank, as defined in

Section 3(a)(2) of the Securities Act of 1933, as amended, as custodian with respect to that U.S. Government Obligation or a specific payment of principal of or interest on that U.S. Government Obligation held by the custodian for the account of the holder of the depositary receipt.

The Trustee

      The Trustee has functioned as an unsecured lender to us from time to time. In addition, we may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

Governing Law

      The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Plan of Distribution

       We may sell the Debt Securities either: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents.

      If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act.

      We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

      We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      AIG Financial Securities Corp., one of our affiliates, may act as an underwriter, dealer or agent in a sale of the Debt Securities. Any sale involving AIG Financial Securities Corp. will be made pursuant to the provisions of Rule 2720 of the National Association of Securities Dealers, Inc. (the “NASD”).

      Neither AIG Financial Securities Corp. nor any other NASD member participating in an offering of these securities in which AIG Financial Securities Corp. is acting as an underwriter, dealer or agent will confirm initial sales to any discretionary accounts over which it has authority without the prior specific written approval of the customer.

      Our affiliates, including AIG Financial Securities Corp., may use this prospectus in the initial sale of these securities or in a secondary market transaction in these or similar securities after their initial sale. We will not receive any proceeds from secondary market transactions. You may assume that the prospectus is being used in a secondary market transaction unless we or our agent or one of our affiliates informs you otherwise.

      The maximum commission or discount to be received by an NASD member or independent broker-dealer will not be greater than 8% of the aggregate principal amount of the Debt Securities being offered, for the sale of any Debt Securities pursuant to this prospectus and any accompanying prospectus supplement.

Experts

       The consolidated financial statements and financial statement schedule incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Legal Matters

       The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O’Melveny & Myers LLP, Los Angeles, California. Morgan, Lewis & Bockius LLP, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.

$500,000,000

4.75% Notes due July 1, 2009

PROSPECTUS SUPPLEMENT

June 15, 2004

BANC OF AMERICA SECURITIES LLC

CITIGROUP
CREDIT SUISSE FIRST BOSTON
TOKYO-MITSUBISHI INTERNATIONAL PLC
HSBC
SCOTIA CAPITAL